[LOGO]

                               Dynex Capital, Inc.




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                    Notice of Annual Meeting of Stockholders
                                       and
                                 Proxy Statement


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                         Annual Meeting of Stockholders
                                  June 29, 2001

                                     [LOGO]

                               DYNEX CAPITAL, INC.




                                                                  April 30, 2001






To Our Stockholders:

      You are cordially invited to attend the Annual Meeting of Stockholders of Dynex Capital, Inc. (the "Company") to be held at The Place At Innsbrook located at 4036 Cox Road, Glen Allen, Virginia on Friday, June 29, 2001, at 2:00 p.m. Eastern time.

      The business of the meeting is to consider and act upon (i) the election of directors of the Company; (ii) approve the appointment of Deloitte & Touche LLP, independent certified public accountants, as auditors for the Company, and
(iii) a proposal submitted by a stockholder if presented by such stockholder at the meeting. Information relating to these proposals is set forth in the Proxy Statement attached.

      While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy which will enable you to vote your shares on the issues to be considered at the Annual Meeting even if you are unable to attend. All you need to do is mark the proxy to indicate your vote, date and sign the proxy, and return it in the enclosed postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with management's recommendations, you need not mark your votes on the proxy but need only sign, date and return the proxy in the enclosed postage-paid envelope in order to record your vote.

                                            Sincerely,



                                            Thomas H. Potts
                                            President

                                     [LOGO]

                               DYNEX CAPITAL, INC.

                            4551 Cox Road, Suite 300
                           Glen Allen, Virginia 23060
                                 (804) 217-5800
                          ----------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



To Our Stockholders:

      The Annual Meeting of Dynex Capital, Inc. (the "Company") will be held at The Place At Innsbrook located at 4036 Cox Road, Glen Allen, Virginia on Friday, June 29, 2001, at 2:00 p.m. Eastern time, to consider and act upon the following matters:

1.       The election of directors of the Company;
2. The appointment of Deloitte & Touche LLP, independent certified public accountants, as auditors for the Company;
3. A stockholder proposal, if presented by its proponent at the Annual Meeting; and
4.       Such other matters as may properly come before the Annual Meeting.

         Only stockholders of record at the close of business on April 27, 2001, the record date, will be entitled to vote at the Annual Meeting.

      Management desires to have maximum representation at the Annual Meeting and respectfully requests that you date, execute and promptly mail the enclosed proxy in the accompanying postage-paid envelope. A proxy may be revoked by a stockholder by notice in writing to the Secretary of the Company at any time prior to its use, by presentation of a later-dated proxy, or by attending the Annual Meeting and voting in person.

                                              By order of the Board of Directors



                                              Stephen J. Benedetti
                                              Secretary




Dated:  April 30, 200

                                     [LOGO]

                            4551 Cox Road, Suite 300
                              Glen Allen, VA 23060
                                 (804) 217-5800


                      Directions to The Place at Innsbrook

                                  [MAP OMITTED]

     Directions  from the  North on  Interstate  95:

     Take the Interstate 295 West-Charlottesville exit. Travel approximately 8.5 miles on Interstate 295 West towards Charlottesville. Take the Nuckols Road-South Exit. Travel approximately 1.0 miles to the second stop light at the corner of Cox and Nuckols Road. Turn right on Cox Road. Travel approximately 1.5 miles. Turn right at third stop light at Broad Street. Travel approximately 0.5 miles. Turn right at Dominion Boulevard. Travel approximately 0.2 miles. Turn right at The Place entrance.


     Directions from the Richmond  International Airport:

     (In regards to the map above - Interstate 64 should be used as a reference point only) As you leave the airport on 156 North-Airport Drive follow the "to 295-North" signs. You will pass the Interstate 64 East and West exits and the Interstate 295 South exit. After these exits, continue on 156 North-Airport Drive approximately 2.5 miles. Take the "295 North to 95-North and 64-West" exit North towards Washington. Stay on Interstate 295 North for approximately 19.5 miles. Take the Nuckols Road-South Exit. Travel approximately 1.0 miles to the second stop light at the corner of Cox and Nuckols Road. Turn right on Cox Road. Travel approximately 1.5 miles. Turn right at third stop light at Broad Street. Travel approximately 0.5 miles. Turn right at Dominion Boulevard. Travel approximately 0.2 miles. Turn right at The Place entrance.


Directions from the South or Downtown Richmond:

     Take Interstate 64 West to Interstate 295 towards Washington. Take the first exit - Nuckols Road South. Travel approximately 1.0 miles to the second stop light at the corner of Cox and Nuckols Road. Turn right on Cox Road. Travel approximately 1.5 miles. Turn right at third stop light at Broad Street. Travel approximately 0.5 miles. Turn right at Dominion Boulevard. Travel approximately
0.2 miles. Turn right at The Place entrance.

                                     [LOGO]

                               DYNEX CAPITAL, INC.
                             4551Cox Road, Suite 300
                           Glen Allen, Virginia 23060
                                 (804) 217-5800
                          ----------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  June 29, 2001

To Our Stockholders:

      This Proxy Statement is furnished with the solicitation by the Board of Directors of Dynex Capital, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company to be held at The Place At Innsbrook located at 4036 Cox Road, Glen Allen, Virginia on Friday, June 29, 2001, at 2:00 p.m. Eastern time. The Annual Meeting is being held for the purposes set forth in the accompanying notice of Annual Meeting of Stockholders. This Proxy Statement, the accompanying proxy card and the notice of Annual Meeting are being provided to stockholders beginning on or about May 7, 2001.


                               GENERAL INFORMATION

Solicitation

      The enclosed proxy is solicited by the Board of Directors of the Company. The costs of this solicitation will be borne by the Company. Proxy solicitations will be made by mail, and also may be made by personal interview, telephone and telegram by directors and officers of the Company. Brokerage houses and nominees will be requested to forward the proxy soliciting material to the beneficial owners of the Company's common stock and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to such beneficial owners. Additionally, the Company has engaged the firm of MacKenzie Partners, Inc., New York, New York, to conduct proxy solicitations on its behalf at a cost estimated to be $5,000, plus reasonable out-of-pocket expenses.

Voting Rights

      Holders of shares of the Company's common stock at the close of business on April 27, 2001, the record date, are entitled to notice of, and to vote at, the Annual Meeting. On that date 11,446,206 shares of common stock were outstanding. Each share of common stock outstanding on the record date is entitled to one vote for each of four directors to be elected by the holders of common stock and one vote on each other matter presented to common stockholders at the Annual Meeting. The presence, in person or by proxy, of common stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the Annual Meeting.

      Holders of shares of the Company's preferred stock at the close of business on April 27, 2001, the record date, are entitled to notice of, and to vote at, the Annual Meeting, voting at a single class, to elect two directors to the Company's Board of Directors. The following table sets forth the number of shares of each class of preferred stock outstanding as of April 27, 2001 and the votes applicable to each such class:


                                            Aggregate     Aggregate    Votes per
                  Class                     # of Shares   # of Votes     Share
-----------------------------------------   -----------   ----------   ---------

Series A Cumulative Convertible Preferred    1,309,061     1,047,24      0.8000
Stock ("Series A Preferred Stock")
Series B Cumulative Convertible Preferred    1,912,434     1,561,821     0.8167
Stock ("Series B Preferred Stock")
Series C Cumulative Convertible Preferred    1,840,000     1,840,000     1.0000
Stock ("Series C Preferred Stock")

Pursuant to the Company's Articles of Incorporation, each share of preferred stock is entitled to one vote per $30.00 of stated liquidation preference. As of the record date, the liquidation preference of the Series C Preferred Stock was $30.00 per share, the liquidation preference of the Series B Preferred Stock was $24.50 per share, and the liquidation preference of the Series A Preferred Stock was $24.00 per share. Accordingly, holders of the Series A Preferred Stock will be entitled to 0.8000 votes per share, holders of the Series B Preferred Stock will be entitled to 0.8167 votes per share, and holders of Series C Preferred Stock will be entitled to 1.0000 vote per share. Holders of preferred stock are not entitled to vote on any other matter.

Voting of Proxies

      Shares of common and preferred stock represented by all properly executed proxies received in time for the Annual Meeting will be voted in accordance with the choices specified in the proxy. If no instructions are indicated on the proxy, the shares of common stock will be voted FOR the election of the nominees named in this Proxy Statement as common stockholder directors and the shares of preferred stock will be voted FOR the election of the nominees named in the Proxy Statement as preferred stockholder directors. If no instructions are indicated in the proxy, shares of common stock will be voted FOR the appointment of Deloitte & Touche LLP as the Company's auditors. If no instructions are indicated in the proxy, shares of common stock will be voted AGAINST the stockholder proposal.

Revocability of Proxy

      The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to the Secretary of the Company that the proxy is revoked, by presenting to the Company a later-dated proxy executed by the person executing the prior proxy, or by attending the Annual Meeting and voting in person.

Annual Report on Form 10-K

      The Annual Report on Form 10-K, including financial statements for the year ended December 31, 2000, which are being mailed to stockholders together with this Proxy Statement, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials.


                              ELECTION OF DIRECTORS
General
      Six directors of the Company, constituting the entire Board of Directors, are to be elected at the Annual Meeting to serve until the next annual meeting and until their successors are elected and duly qualified. In the case of the four directors to be elected by the holders of the shares of the Company's common stock, Mr. J. Sidney Davenport, Mr. Thomas H. Potts, Mr. Barry S. Shein and Mr. Donald B. Vaden have been nominated by the Board of Directors for re-election to the Board of Directors at the Annual Meeting. In the case of the two directors to be elected by the holders of the shares of the Company's preferred stock, the Company has not received any new nominations and Mr. Leon
A. Felman and Mr. Barry Igdaloff have agreed to stand for re-election to the Board of Directors at the Annual Meeting. Unless otherwise indicated, a proxy representing common stock will be voted FOR the election of Messrs. Davenport, Potts, Shein and Vaden to the Board of Directors and a proxy representing preferred stock will be voted FOR the election of Messrs. Felman and Igdaloff to the Board of Directors. Each nominee has agreed to serve if elected. In the event any nominee shall unexpectedly be unable to serve, the proxies will be voted for such other person as the Board of Directors may designate. Selected biographical information regarding each nominee is set forth below.

Vote Required

      The six directors will be elected by a favorable vote of a plurality of the shares of stock represented and entitled to vote with respect to each director, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of each of the six nominees named below as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares represented by the proxies will be voted for another person or persons designated by the Company's Board of Directors. In no event will the proxies be voted for more than six directors.

Common Stock Directors

     J. Sidney Davenport, 59, has been a director of the Company since its organization in December 1987. Mr. Davenport retired from The Ryland Group, Inc., a publicly-owned corporation engaged in residential housing construction and mortgage-related financial services, where he was a Vice President from March 1981 to January 1998. Mr. Davenport was Executive Vice President of Ryland Mortgage Company from April 1992 to January 1998. Mr. Davenport served as a director of Mentor Income Fund, Inc., a publicly-traded closed-end mutual fund, from June 1992 to August 1993.

     Thomas H. Potts, 51, has been President and a director of the Company since its organization in December 1987. Prior to that, Mr. Potts served in various positions on behalf of The Ryland Group, Inc. Mr. Potts served as Treasurer of The Ryland Group, Inc. from May 1987 until April 1992, Executive Vice President of Ryland Acceptance Corporation ("Ryland Acceptance") from November 1987 until April 1992, and Executive Vice President of Ryland Mortgage Company from April 1991 until April 1992, and previously Senior Vice President. Mr. Potts also served as President and director of Mentor Income Fund, Inc. from its inception in December 1988 until June 1992.

     Barry S. Shein, 61, has been a director of the Company since June 1998. Mr. Shein has been the President and owner of The Commodore Corporation since 1990. The Commodore Corporation is a manufactured home producer, operating six manufacturing facilities located in the eastern half of the U.S. From 1978 to 1990, Mr. Shein served as an officer of The Equity Group in Illinois, a multi-faceted real estate owner and investor. Mr. Shein is also a non-practicing certified public accountant.

      Donald B. Vaden, 66, has been a director of the Company since January 1988. In March 1995, Mr. Vaden resumed practicing law specializing in mediation and arbitration, and is certified for general and family mediation by the Supreme Court of Virginia. He serves as a director of the Virginia Mediation Network, Inc. He is the retired past Chairman of Residential Home Funding Corporation where he served from December 1992 until February 1995.

Preferred Stock Directors

     Leon A. Felman, 66, has been a director of the Company since November 2000. Mr. Felman has been a director of Allegiant Bancorp, Inc., a St. Louis, Missouri based bank holding company, since 1992. From 1968 to 1999, Mr. Felman was the president and chief executive officer of Sage Systems, Inc., which operated twenty-eight Arby's restaurants in the St. Louis, Missouri metropolitan area. Mr. Felman graduated from Carnegie Institute of Technology with a B.S. in Industrial Administration.

     Barry Igdaloff, 46, has been a director of the Company since November 2000. Mr. Igdaloff has been a registered investment advisor and the sole proprietor of Rose Capital in Columbus, Ohio, since 1995. Mr. Igdaloff graduated from Indiana University in 1976 with a B.S.B. in Accounting and in 1978 graduated from Ohio State University with a J.D. in law. Mr. Igdaloff is a non-practicing certified public accountant and a non-practicing attorney.

Information Concerning the Board of Directors

      Mr. Felman and Mr. Igdaloff were elected at a special meeting of preferred stockholders held on November 21, 2000. The special meeting was held at the request of the preferred stockholders in accordance with Section 9(a) of each of Articles IIIA, IIIB and IIIC of the Company's Articles of Incorporation, as amended, to elect two additional directors to the Board of Directors of the Company, each for a term ending on the earlier of the date upon which (a) (i) the consolidated shareholders' equity of the Company at the end of any subsequent calendar quarter equals or exceeds 150% of the aggregate liquidation preference of the then outstanding preferred stock and (ii) quarterly dividends on the Series A, Series B and Series C preferred stock are current, and (b) the next annual meeting of the stockholders of the Company.

     The members of the Audit Committee during 2000 were Mr. Davenport, Mr. Shein and Mr. Vaden. The Audit Committee reviews and approves the scope of the annual internal audit undertaken by the Company's independent certified public accountants and meets with them on a regular basis to review the progress and results of their work as well as any recommendations they may make. The Audit Committee held one regular meeting in 2000. The Board of Directors also had a Compensation Committee during 2000 with the members being Mr. Davenport, Mr. Vaden and Mr. Shein. The Compensation Committee met one time in 2000. The Company has no other standing committees of the Board of Directors.

      The Board of Directors held three regular meetings and sixteen special meetings in 2000. During this period, each of the directors attended at least 75% of these meetings of the Board of Directors and the committees on which he served.

      The directors who are not employed by the Company (the "Outside Directors") receive an annual fee of $25,000 per year, plus $500 for each meeting of the Board of Directors, or a committee thereof, they attend. In addition, these directors are reimbursed for expenses related to their attendance at Board of Directors and committee meetings.

     In 1995, the Company adopted the 1995 Directors Stock Incentive Plan (the "Directors Plan") pursuant to which directors of the Company as of May 1, 1995, who were not employees of the Company or its affiliates, each received an initial grant of 1,750 Stock Appreciation Rights ("SARs"). Under the Directors Plan, new directors received an initial grant of 1,250 SARs. Subsequent to these initial grants, eligible directors were granted 552.50 SARs annually. In December 2000, the SARs under the Directors Plan were cancelled pursuant to a requirement set forth in the Agreement and Plan of Merger, dated as of November 7, 2000, by and among the Company, California Investment Fund, LLC and certain other affiliated parties (the "Merger Agreement"). The Merger Agreement was subsequently terminated as of January 26, 2001 in accordance with certain provisions of the Merger Agreement. In connection with the cancellation of the SARs, Mr. Davenport and Mr. Vaden each received $5,865, and Mr. Shein received $2,512.

                               OWNERSHIP OF STOCK

     The table below sets forth, as of March 15, 2001, the number of shares of common and preferred stock beneficially owned by owners of more than five percent of the Company's stock outstanding for each class, each director of the Company, and each executive officer named in the Summary Compensation Table under "Management of the Company", and the number of shares beneficially owned by all of the Company's directors and executive officers as a group. To the Company's knowledge, no other person beneficially owns more than 5% of the outstanding shares of each class of stock. Unless otherwise indicated, all persons named as beneficial owners of common and preferred stock have sole voting power and sole investment power with respect to the shares beneficially owned.


--------------------------------------------------------------------------------

                                                   Series A     Series B     Series C       Percent of       Percent of
Name of Beneficial Owner              Common      Preferred     Preferred    Preferred     Common Stock    Preferred Stock
------------------------              ------      ---------     ---------    ---------     ------------    ---------------

Stephen J. Benedetti                  8,603           -            -            -                *                 -

J. Sidney Davenport                  25,356           -            -            -                *                 -

Thomas H. Potts                     414,350 (1)       -            -            -             3.62%                -

Donald B. Vaden                       9,483 (2)       -            -            -                *                 -

Barry S. Shein                            -           -            -            -                *                 -

Leon A. Felman                       11,570 (3)                    -       27,490(4)             *                 *

Barry Igdaloff                       22,280 (5)  62,000 (6)     61,000(7)  52,500(8)             *             3.47%

California Investment Fund, LLC(9)  572,178           -            -            -             5.00%                -

Talkot Crossover Fund, L.P. and     578,225     166,862        274,600     42,700             5.05%             9.57%
Thomas B. Akin, as a group(10)

Deutsche Bank AG(11)                934,660           -              -          -             8.17%                 -

Rockwood Partners L.P., Rockwood    770,300           -              -          -             6.73%                 -
 Asset Management, Inc.
 and Demeter Asset Management,
 Inc., as a group(12)

All directors and executive         491,642      62,000         61,000     79,990             4.30%             4.35%
officers as a group
---------------------------------------------------------------------------------------------------------------------

          *Less than 1% of the outstanding shares of stock.
(1)       Includes 9,077 shares of common stock owned of record by such person's children and spouse.
(2)       Includes 583 shares of common stock owned of record by such person's spouse.
(3) Includes 87 shares of common stock owned of record by such person's spouse; 3,150 shares of common stock owned of record by Homebaker Brand Profit Sharing Plan of which Mr. Felman is the Trustee; and 1,340 shares of common stock held of record by HLF Corporation of which Mr. Felman is an officer.
(4) Includes 11,670 shares of Series C Preferred Stock owned of record by Homebaker Brand Profit Sharing Plan; 350 shares of Series C Preferred Stock owned of record by Sage Systems Liquidating Trust LLC of which Mr. Felman is an officer; and 980 shares of Series C Preferred Stock owned of record by HLF Corporation of which Mr. Felman is an officer.
(5) Includes 22,280 shares of common stock owned by clients of Rose Capital of which Mr. Igdaloff is the sole proprietor. Shares are held with shared power to vote and dispose thereof.
(6) Includes 41,600 shares of Series A Preferred Stock owned by clients of Rose Capital. Shares are held with shared power to vote and dispose thereof.
(7) Includes 34,700 shares of Series B Preferred Stock owned by clients of Rose Capital. Shares are held with shared power to vote and dispose thereof.
(8) Includes 10,100 shares of Series C Preferred Stock owned by clients of Rose Capital. Shares are held with shared power to vote and dispose thereof.
(9) Address: 550 West C Street, Suite 1000, San Diego, CA 92101. Shares are held with the shared power to vote and dispose thereof.
(10)      Address:   2400 Bridgeway, Suite 200, Sausalito, CA 94965.
(11) Address: Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany. Shares are held with sole power to vote and dispose thereof.
(12) Address: 104 Field Point Road, Greenwich, CT 06830. Shares are held with shared power to vote and dispose thereof.
--------------------------------------------------------------------------------

                            MANAGEMENT OF THE COMPANY
--------------------------------------------------------------------------------

     The executive officers of the Company and their positions are as follows:
         Name                       Age                  Position(s) Held
         ----                       ---             ----------------------------
         Thomas H. Potts             51             Director and President
         Stephen J. Benedetti        38             Vice President and Treasurer

     The executive officers serve at the discretion of the Company's Board of Directors. Biographical information regarding Mr. Potts is provided above. Information regarding the other executive officer of the Company is set forth below:

     Stephen J. Benedetti has served as Vice President and Treasurer of the Company since October 1997; and from September 1994 until December 1998, Mr. Benedetti served as Vice President and Controller. In May 2000, Mr. Benedetti assumed the responsibilities of Lynn K. Geurin who resigned as Chief Financial Officer and Secretary of the Company. From March 1992 until September 1994, he served as Director of Accounting and Financial Reporting for National Housing Partnerships, a national multifamily housing syndicator and property management concern. Mr. Benedetti also served as audit manager for Deloitte & Touche from 1985 to 1992, where he provided audit and consulting services to various clients primarily in the financial services and real estate development industries. Mr. Benedetti graduated from Virginia Tech in 1985 with a bachelor's degree in accounting and became a Certified Public Accountant in 1986.

Executive Compensation

     The Summary Compensation Table on the following page includes individual compensation information on the President and the four other most highly compensated executive officers ("Named Officers") during 2000, 1999 and 1998.

                           Summary Compensation Table

                                                                             Long-Term
                                                                         Compensation Awards
                                        Annual Compensation (1)        -------------------------        All Other
                                    ------------------------------              SARs                  Compensation
Principal Position           Year     Salary ($)      Bonus ($)               (#) (2)                    ($) (3)
------------------------   -------- -------------- ---------------     -------------------------  --------------------
Thomas H. Potts              2000     315,000               0                   94,500                   32,361
  President and Director     1999     315,000               0                   34,815                   34,882
                             1998     310,000               0                   13,978                   30,948


Stephen J. Benedetti         2000     150,000         150,000                        -                    5,348
    Vice President           1999     107,000          39,363                    1,665                   15,570
    and Treasurer            1998     100,000          28,073                    4,435                    9,119
--------------------------------------------------------------------------------

1) Does not include perquisites and other personal benefits, securities or property where the aggregate amount of such compensation to an executive officer is the lesser of either $50,000 or 10% of annual salary and bonus.
2) Stock Appreciation Rights ("SARs"). Amounts have been adjusted for the 1-for-4 stock split, effective August 1999.
3) Amount for 2000 for Mr. Potts consists of matching and profit sharing contributions to the Company's 401(k) Plan and 401(k) Overflow Plan in the amount of $31,763. Amount for 2000 for Mr. Benedetti consists of matching and profit sharing contributions to the Company's 401(k) Plan in the amount of $5,250. Amounts for 2000 for Mr. Potts and Mr. Benedetti also consist of Group Term Life Insurance in the amount of $598 and $98, respectively.
--------------------------------------------------------------------------------

                  Aggregated SAR Exercises In Last Fiscal Year
                          And Year-End SAR Value Table

         The table below presents the total number of SARs that were cancelled by the Company pursuant to a Consent Regarding Cancellation of Stock Appreciation Rights, dated November 8, 2000 (the "Consent"), which was executed by each executive officer pursuant to a requirement set forth in the Merger Agreement. All of the outstanding SARs (vested and uninvested) and associated DER/SARs were cancelled under the Consent. No SARs were outstanding at December 31, 2000.

                                                                                              Value of Unexercised
                           SARs Cancelled               Number of Unexercised                     in-the-money
                           in 2000 (1) (2)                 SARs at 12-31-00                      SARs at 12-31-00
                   -----------------------------  --------------------------------  -------------------------------------
                      Number          Value
                      of SARs       Realized      Exercisable      Unexercisable       Exercisable         Unexercisable
                   -------------- --------------  -------------   ----------------   -------------       -----------------

Thomas H. Potts       212,469       $246,561            0                0                  0                    0

Stephen J. Benedetti   11,222         14,743            0                0                  0                    0

--------------------------------------------------------------------------------

1)       Includes related Dividend Equivalent Rights ("DERs").
2) The value realized represents the consideration given in exchange for the cancellation of the SARs under the Consent.
--------------------------------------------------------------------------------


                          SARs Granted During the Year

     The following table provides information related to SARs granted to the Named Officers during fiscal 2000.

                                             Individual Grants
                        --------------------------------------------------------------
                                        Percentage of                                         Potential Realizable Value
                                          Total SARs                                           at Assumed Annual Rates
                        Number of         Granted to         Exercise                        of Stock Price Appreciation
                           SARs          Employees in          Price         Expiration            for SAR Term (1)
Name                    Granted (2)       Fiscal 2000       ($ per share)        Date           5% ($)          10% ($)
--------------------   -------------   -----------------   --------------    ------------   -------------- ----------------

Thomas H. Potts           94,500             100%             $8.8125          1/2003           n/a              n/a

Stephen J. Benedetti           0               0                    0               0           n/a              n/a

--------------------------------------------------------------------------------

1)       These SARs were cancelled pursuant to the Consent. See prior table.
2)       The SARs did not have associated DERs.
--------------------------------------------------------------------------------


Employment Agreements

     Mr. Potts has entered into an employment agreement with the Company, expiring on September 30, 2001. Pursuant to his employment agreement, Mr. Potts agreed to devote his full business time and efforts to the business of the Company. Mr. Potts currently receives a base salary of $315,000 per annum; such base salary is subject to normal periodic review at least annually by the Compensation Committee based on the salary policies of the Company and Mr. Potts' contributions to the Company. Mr. Potts is also entitled to receive incentive compensation as approved by the Compensation Committee.

         The employment agreement will terminate in the event of Mr. Potts' death or total disability, may be terminated by the Company with "cause" (as defined therein) or for any reason other than cause, and may be terminated by the resignation of Mr. Potts. If the employment agreement is terminated by the Company for any reason other than cause, total disability or death, then the Company shall pay to Mr. Potts his salary and benefits through the expiration date. The employment agreement contains certain covenants, among other things, by Mr. Potts requiring him to maintain the confidentiality of information relating to the Company and restricting his ability to compete with the Company.

         The Company has no other employment agreements with its executive officers.

Audit Committee Report

         The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of any audits, reviews other professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of internal accounting controls. The Audit Committee is composed of three directors, each of whom is independent as defined by the listing standards of the New York Stock Exchange. The Board has adopted a written Audit Committee Charter which is included as an appendix to this proxy statement.

         The Audit Committee has reviewed and discussed with management and the independent accountants the Company's audited financial statements for fiscal year 2000. In addition, the Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees".

         The Audit Committee has received from the independent accountants written disclosures and a letter concerning the independent accountants' independence from the Company, as required by Independence Standards Board Standard No. 61, "Independence Discussions with Audit Committees." These disclosures have been reviewed by the Committee and discussed with the independent accountants. The Audit Committee has considered whether the provision of non-audit services and financial information systems design and implementation services by Deloitte & Touche LLP is compatible with maintaining Deloitte's independence.

         Based on these reviews and discussions, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2000 for filing with the Securities and Exchange Commission and recommended that Deloitte & Touche be retained by the Company to act as the independent certified public accountants for the year ending December 31, 2001.

                                                                 Audit Committee

                                                                 Donald B. Vaden
                                                             J. Sidney Davenport
                                                                  Barry S. Shein

Compensation Committee Report

         The Compensation Committee of the Company's Board of Directors, which is comprised exclusively of directors who are not employees of the Company, administers the Company's executive compensation program. All issues pertaining to executive compensation are reviewed and approved by the Compensation Committee.

         The Compensation Committee historically designed the executive compensation structure to reward long-term value created for stockholders and reflect the business strategies and long-range plans of the Company. The guiding principles in regard to compensation were (i) to attract and retain key high caliber executives, (ii) to provide levels of compensation competitive with those offered by the Company's competitors, (iii) to motivate executives to enhance long-term stockholder value by linking stock performance (on a total return basis) with long-term incentive compensation, and (iv) to design a long-term compensation program that leads to management retention. Executive officer compensation was based on three principal components: base salary, annual bonus, and SARs (and related DERs) granted under the Company's Incentive Plan.

     Given the financial performance of the Company during 1999, the Compensation Committee revised its approach to executive compensation in January 2000. No cash bonuses were paid to the Company's three executive officers relative to calendar year 1999 (Mr. Benedetti was not an executive officer at such time). In the alternative, the three executive officers were awarded options (in the form of SARs) on the common stock of the Company. No additional SARs were awarded under the Company's Incentive Plan. No bonus plans were approved for calendar year 2000, and no salary increases were given. As of such date, the executive officers of the Company were Mr. Potts, Ms. Lynn K. Geurin, and Mr. W. Hance West.

     In May 2000, Mr. West and Ms. Geurin resigned. Mr. Potts assumed the majority of Mr. West's responsibilities; Mr. Benedetti assumed all of Ms. Geurin's responsibilities. To induce Mr. Benedetti to stay with the Company during the balance of 2000, the Compensation Committee retroactively increased Mr. Benedetti's salary to $150,000 for calendar year 2000, and increased his bonus percentage to 100% for calendar year 2000 only. At year end 2000, Mr. Benedetti received a $150,000 bonus for 2000. Mr. Potts received an indirect bonus for 2000 as a result of a reduced interest rate on his loan with the Company. Such reduction had a value to Mr. Potts of approximately $24,000.

         For calendar year 2001, the Compensation Committee approved a base salary for Mr. Benedetti of $180,000, and a maximum cash bonus of $120,000. For Mr. Potts, the Compensation Committee approved a permanent reduction in the interest rate on his loan with the Company. No increase was made in Mr. Potts' base salary. While no bonus plan for calendar year 2001 was approved for Mr. Potts, the Compensation Committee may approve a bonus for Mr. Potts at a later date. Mr. Potts' employment agreement with the Company terminates on September 30, 2001. No decision has been made by the Compensation Committee as to whether Mr. Potts' employment agreement will be extended.

         The Compensation Committee has historically awarded SARs and related DERs under the Company's Incentive Plan to its executive officers. The Company cancelled all outstanding SARS/DERs during December 2000 pursuant to the requirements of the Merger Agreement, and no such SARs or DERs are now outstanding. The Compensation Committee may award SARs and DERs in the future.

                                                          Compensation Committee

                                                       Donald B. Vaden, Chairman
                                                             J. Sidney Davenport
                                                                  Barry S. Shein


Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee during 2000 were Mr. Davenport, Mr. Vaden, and Mr. Shein. During 2000, no interlocking relationship existed between any of the members of the Compensation Committee and the Company.

Certain Relationships and Related Transactions

         During 1999, the Company made a loan to Mr. Potts, as evidenced by a promissory note in the aggregate principal amount of $934,500 with interest accruing on the outstanding balance at the rate of prime plus one-half percent per annum (the "Note"). Mr. Potts directly owns 399,502 shares of common stock of the Company, all of which have been pledged as collateral to secure the Note, except for his 401(k) holdings. As of March 31, 2001, interest on the Note was current and the outstanding balance of the Note was $ 677,291.

Section 16(a) Beneficial Ownership Reporting Compliance

     In November 2000, Mr. Felman and Mr. Igdaloff were elected to the Board of Directors of the Company and Forms 3, involving the initial statement of beneficial ownership of securities, for Mr. Felman and Mr. Igdaloff were inadvertently not timely filed. Such Forms have been filed.

Total Return Comparison

         The following graph demonstrates a five year comparison of cumulative total returns for Dynex Capital, Inc. ("DX"), the Standard & Poor's 500 Stock Index ("S&P 500"), and the SNL Securities L.C. Real Estate Investment Trust Index (the "Peer Group"). The table below assumes $100 was invested at the close of trading on December 31, 1995 in DX common stock, S&P 500, and Peer Group.


                      Comparative Five-Year Total Returns *
                             DX, S&P 500, Peer Group
                 (Performance Results through December 31, 2000)

                                    [GRAPH]


                           1995          1996           1997           1998           1999           2000
   DX                     100.00        161.18         159.90          60.70          21.12           3.28
   S&P 500                100.00        122.86         163.86         210.64         254.97         231.74
   Peer Group             100.00        136.83         158.14         143.60         134.60         170.17
   ------------------- ------------- -------------- -------------- -------------- -------------- --------------

* Cumulative total return assumes reinvestment of dividends. The source of this information is SNL Securities L.C. The factual material is obtained from sources believed to be reliable, but SNL Securities L.C. is not responsible for any errors or omissions contained herein.


                             APPOINTMENT OF AUDITORS

         The Board of Directors has appointed Deloitte & Touche LLP ("Deloitte"), independent certified public accountants, to examine the financial statements of the Company for the year ended December 31, 2001. Stockholders will be asked to approve this appointment at the Annual Meeting. Deloitte has been the Company's independent accountants since July 1998. A representative of Deloitte is expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement and to respond to appropriate questions from stockholders.

The Board unanimously recommends a vote FOR the proposal to approve Deloitte & Touche LLP as the Company's auditors for the year ended December 31, 2001.


                                   AUDIT FEES

         The aggregate fees billed by Deloitte for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $160,000.


          FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         There were no professional services rendered for information technology services relating to financial information systems design and implementation during 2000.


                                 ALL OTHER FEES

         There were no other fees billed by Deloitte for services rendered to the Company, other than the services described above for the fiscal year ended December 31, 2000.


                              STOCKHOLDER PROPOSAL

         The Company has been advised that on behalf of Leeward Capital, L.P. the beneficial owner of 10,000 shares of common stock and an aggregate 61,400 shares of preferred stock as of December 21, 2000, Mr. Eric P. Von Der Porten, the manager of Leeward Investments LLC, general partner of Leeward Capital, 1139 San Carlos Avenue, Suite 302, San Carlos, California 94070, intends to submit the following proposal at the Annual Meeting:

     PROPOSAL: "The stockholders of Dynex Capital, Inc. hereby request that the Board of Directors prepare a plan of liquidation for the Company and present that plan for approval by the stockholders at a Special Meeting to be called at the earliest possible date."

         STATEMENT IN SUPPORT: "On the date this proposal was submitted, the total market value of the Company's Common Stock and Preferred Stock was approximately $50 million. This represented a 71 percent discount from the $172 million equity value reported by the Company for the period ended September 30, 2000. The Company has proposed a merger with California Investment Fund, LLC. The proposed consideration of $90 million represents a 48 percent discount from the Company's stated equity value.

         According to its most recent financial statements and press releases, the Company has satisfied the majority of its recourse debt obligations and is building a substantial cash reserve. Significant amounts of additional cash are likely to be available to the Company in 2001 from operating cash flows, from loan paydowns and asset sales, and from refinancings of securitized loan pools. Cash flows to the Company may be materially enhanced if short term interest rates decline, as widely expected, during 2001.

     Given these circumstances, it appears likely that an orderly course liquidation of the Company's assets can, over a several-year period, generate free cash well in excess of both the Company's current market value and the proposed merger consideration. Properly executed, a plan of liquidation could potentially have substantial benefits for the holders of the Company's Common and Preferred Stock."

     The Board of Directors of the Company unanimously recommends a vote AGAINST this proposal for the reasons set forth below.

     The Board of the Company has evaluated over the past eighteen months various courses of action to improve shareholder value given the depressed prices of the Company's preferred and common stocks, and to provide greater liquidity for such stocks. In March 2001, the Company amended certain provisions of its senior notes due in July 2002 to allow the Company to make distributions on its capital stock in an amount not to exceed the sum of (a) $26 million, (b) the cash proceeds of any "permitted subordinated indebtedness", (c) the cash proceeds of the issuance of any "qualified capital stock", and (d) any distributions required in order for the Company to maintain its status as a real estate investment trust.

     On April 30, 2001, the Company announced that it will make concurrent tender offers for its Series A, Series B and Series C preferred stock for an aggregate cash consideration of $26 million. The Company believes that such tender offers provide the holders of preferred stock desiring to liquidate their holdings immediate opportunity to sell their shares in the tender offer at a premium to the market price. At the same time, the tender offers permit the Company to purchase shares of preferred stock tendered in the tender offer at a substantial discount from the book value and liquidation preferences of such preferred stock and to cancel accrued dividends on such shares.

     Assuming the tender offers are fully subscribed, on a proforma basis, as of December 31, 2000, total shareholders' equity will decline from $157.1 million to $131.1 million; the aggregate liquidation preference of all series of preferred stock will decline from $152.8 million to $94.5 million; and the book value per common share, after accrued and unpaid preferred dividends, will increase from $0.38 to $3.20 per share.

     In light of these actions, the Board believes that the commencement of a liquidation process at this point in time would not result in an improvement of shareholders' equity and may hinder or limit future opportunities for improving shareholder value. The Board will continue to evaluate other courses of action to improve shareholder value.

     For these reasons, the Board unanimously recommends a vote AGAINST the proposal.


                                 VOTES REQUIRED

     The election of four directors to be elected by the holders of the shares of the Company's common stock requires a plurality of votes by the holders of the shares of the Company's common stock cast at the meeting. The election of two directors to be elected by the holders of the shares of the Company's preferred stock requires a plurality of votes by the holders of the shares of the Company's preferred stock cast at the meeting. To appoint Deloitte as independent auditors for the Company fiscal year 2001 and to approve the stockholder proposal, if presented, will each require a majority of votes by the holders of the shares of the Company's common stock cast at the meeting.

     The following principles of Virginia law apply to the voting of shares of capital stock at the meeting. The presence in person or by proxy of stockholders entitled to vote a majority of the outstanding shares of common stock will constitute a quorum. The presence in person or by proxy of stockholders entitled to vote a majority of the outstanding shares of preferred stock will constitute a quorum. Shares represented by proxy or in person at the meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. An abstention as to any particular matter, however, does not constitute a vote "for" or "against" such matter. "Broker non-votes" (i.e., where a broker or nominee submits a proxy specifically indicating the lack of discretionary authority to vote on a matter) will be treated in the same manner as abstentions.


                                  OTHER MATTERS

         The management and the Board of Directors of the Company know of no other matters to come before the Annual Meeting other than those stated in the notice of the meeting. However, if any other matters are properly presented to the stockholders for action, it is the intention of the proxy holders named in the enclosed proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.


                              STOCKHOLDER PROPOSALS
         Any proposal which a stockholder may desire to present to the 2002 Annual Meeting of Stockholders and to have included in the Company's Proxy Statement must be received in writing by the Secretary of the Company prior to January 3, 2002. Any proposals of Stockholders to be presented at the 2002 Annual Meeting which are delivered to the Company later than March 20, 2002 will be voted by the proxy holders designated for the 2002 Annual Meeting in their discretion.

                                      By the order of the Board of Directors



                                      Thomas H. Potts
                                      President

April 30, 2001

                                                                     APPENDIX  A

                               DYNEX CAPITAL, INC.

                             AUDIT COMMITTEE CHARTER


     The Audit Committee of the Board of Directors of Dynex Capital, Inc. is established to oversee the financial reporting and internal accounting controls of the Company. The Committee shall have unrestricted access to the Company's directors, independent auditors, and the executive and financial management of the Company.

     The Audit Committee shall be composed of at least three independent ("disinterested") directors who shall be appointed by the Board of Directors annually.

     The Audit Committee shall meet on a regular basis, but not less than annually. Special meetings shall be called as circumstances require. Minutes of all meetings of the Audit Committee shall be submitted to the Board of Directors of the Company.

     In furtherance of its responsibilities, the Committee shall:

1. Recommend to the Board of Directors the selection of an independent public accounting firm.

2. Review the scope of the proposed audit each year and the audit procedures to be utilized. At the conclusion of such audit, the Committee will review such audit with the independent auditors including any comments or recommendations.

3. Review the annual financial statements of the Company and significant accounting policies underlying the statements and their presentation to the public in the Annual Report and Form 10-K.

4. Review with financial management and its independent public accountants the adequacy and effectiveness of internal controls and procedures and the quality of the staff implementing these controls and procedures.